Exhibit 99.1

INTERNATIONAL PAPER

400 ATLANTIC STREET

STAMFORD, CT 06921

News Release

International Paper Announces Plan to Transform its

Business Portfolio and Performance

STAMFORD, Conn., July 19, 2005 – International Paper (NYSE: IP) today announced a three-part transformation plan that will improve returns, strengthen the balance sheet and return cash to shareowners. The plan will include narrowing the company’s portfolio to two key platform businesses; improving shareowner returns through mill realignments in those businesses and additional cost improvements; and exploring options to sell or spin-off other businesses.

PORTFOLIO CHANGES – TWO KEY PLATFORM BUSINESSES:

International Paper will make portfolio changes to concentrate on two key platform businesses:

•	Uncoated Papers

•	Industrial and Consumer Packaging

“We already have a strong global position in uncoated paper and have a growing worldwide platform in packaging. Our portfolio changes will allow us to better focus management attention and financial resources on these key businesses, which represent over 70 percent of our sales, and can achieve both cost-of-capital returns and profitable growth,” said Chairman and Chief Executive Officer John Faraci.

STRATEGIC OPTIONS TO BE EVALUATED:

To focus on the two key platform businesses, IP will evaluate strategic options for other businesses - including the potential sale or spin-off of:

•	IP’s 50.5 percent stake in Carter Holt Harvey (as previously announced)

•	The Coated and Supercalendered (SC) Papers Business, including the coated groundwood mill and associated assets in Parana, Brazil

•	The Beverage Packaging Business, including the Pine Bluff, Ark., mill

•	The Kraft Papers Business, including the Roanoke Rapids, N.C., mill

•	Arizona Chemical

•	Segments or potentially all of its 6.8 million acres of U.S. forestlands

•	The Wood Products Business

“Considering our desire to develop strong businesses that can compete and grow globally, we have made choices about which businesses to focus our management and financial resources,” Faraci said. “The businesses being evaluated for potential sale or spin-off are good businesses that may be better positioned with different ownership.”

These businesses to be evaluated represent approximately 30 percent of 2004 sales (including intercompany sales) and $925 million, or 40 percent, of operating profits. The company expects the evaluation of these businesses to be complete by the first quarter of 2006. The evaluation of Carter Holt Harvey is expected to be complete by year-end 2005. IP will continue to operate the businesses to meet the needs of customers and generate earnings for shareowners.

USE OF PROCEEDS:

The company estimates after-tax proceeds from potential divestments will vary depending on the mix of businesses sold or spun-off, but anticipates the range could be approximately $8 billion to $10 billion. Approximately 40-50 percent of such net proceeds will be used to reduce debt - which is consistent with the company’s goal of maintaining an investment grade credit rating. The company expects to use another 25-30 percent of net proceeds to return value to shareowners. In addition, IP will continue to evaluate selective investments to further strengthen the paper and packaging businesses in North America and globally. Such opportunities must meet IP’s financial requirements.

KEY PLATFORM BUSINESSES:

Uncoated Papers

“In uncoated paper, we have significant opportunities to win for both customers and shareowners because we have low-cost facilities in the right places throughout the world and relationships with the right customers,” said Faraci. “We have potential to improve our cost position in the United States, and we expect continued demand growth in Eastern Europe, Latin America and Asia.”

IP is the world leader in uncoated paper with 6.6 million tons of capacity in the United States, Brazil and Europe and 2004 sales of approximately $5.8 billion. With 14 mills around the world, IP manufactures a wide variety of grades including cut-size paper, offset paper, envelope paper, forms, bristols, specialty paper, and market and fluff pulp. Major U.S. brands include Hammermill®, Jet Print Photo®, Postmark®, and Carolina®. Brands in Brazil include Chamex® and Chambril®, and European brands are Rey® and Ballet®.

Packaging

“Our U.S. corrugated container and containerboard business is a solid business which is earning the right to grow, and the changes planned will further strengthen this business,” Faraci said. “We have strengthened our U.S. Industrial Packaging business through the acquisition of Box USA, and we have a strong European box business. We are a top producer of coated board, and we have advantages in terms of cost and customer base with a solid consumer packaging franchise,” Faraci added.

IP’s global packaging business includes 6.7 million tons of manufacturing capacity for containerboard and coated board, as well as 128 converting locations in the United States, Latin America, Europe and Asia.

In addition, the company’s distribution business, xpedx, will continue to provide efficient supply chain management and will continue to focus on commercial printing, publishing, packaging, facility supplies, and re-distribution. “As a free-standing business, the No. 1 North American merchant, xpedx, brings unique solutions to its customer base through global relationships with key manufacturers,” Faraci added.

PROFIT IMPROVEMENT INITIATIVE:

The transformation plan will improve IP’s overall profitability with the more-focused asset base. Even with current high input costs and the smaller asset base going forward, the company plans to achieve average annual cost savings of about $400 million over the next several years, through a series of initiatives:

•	Continuing company-wide manufacturing excellence

•	Continuing supply chain initiatives

•	Resizing the organization to match the smaller asset base

•	Focusing on a more profitable product mix

•	Implementing a U.S. mill realignment

“Even in today’s high input cost environment, this plan positions us to achieve better returns and improve our earnings,” said Faraci. “The future of IP will be stronger businesses that are positioned globally to serve our customers and improve shareowner value.”

REALIGNMENT OF U.S. MILL SYSTEM:

In both uncoated paper and packaging, IP will realign its U.S. mill system to increase operational efficiencies and redeploy capital to the best U.S. facilities. This will involve matching IP production with demand from its customers as well as reducing higher-cost capacity. The result will be increased productivity and lower costs without increasing total capacity.

“With this plan, IP will be focused on its strongest and best businesses with fewer, more profitable mills that are low-cost,” said Faraci.

The realignment program is expected to be complete by the end of 2007 and will include the following:

Uncoated Paper

•	Conversion of the 350,000-ton-per-year uncoated paper machine at Pensacola, Fla., to high-value 500,000 ton-per-year lightweight linerboard. The conversion, which will cost approximately $100 million, will take place over the next 24 months. The company expects to stop producing uncoated paper at Pensacola by the first quarter of 2007 and begin production of lightweight linerboard shortly thereafter.

•	Evaluating options to shut down up to 300,000 tons at Bastrop, La. This evaluation is expected to be complete by the end of this year.

•	Part of the volumes lost by the potential downsizing at Bastrop and conversion of the Pensacola mill may be offset by investment in IP’s best, lowest-cost mills.

Packaging

•	Closing the Ft. Madison, Iowa, 100,000-ton-per-year corrugating medium mill by the end of the third quarter of this year.

•	Evaluating options to close the Pineville, La., 400,000-ton-per-year linerboard mill or equivalent capacity in other locations. The evaluation is expected to be complete within 24 months.

•	Evaluating options to sell or close the Terre Haute, Ind., 190,000-ton corrugating medium mill over the next 24 months and divest IP’s interest in the 60,000-ton-per-year Groveton, N.H., corrugating medium mill by the end of 2005. IP will also evaluate potential options to convert existing linerboard capacity to corrugating medium where it can do so on a lower cost basis.

•	The realignment in packaging will result in no net capacity increases.

CORPORATE HEADQUARTERS:

As a part of IP’s overall effort to become even more efficient and further streamline operations, the company will evaluate the possible relocation of its Stamford, Conn.-based headquarters to Memphis, Tenn. The evaluation is expected to be completed within the next 30 days.

INVESTOR WEBCAST:

International Paper will hold a webcast and conference call to discuss the transformation plan for the investment community at 11 a.m. (EDT) today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investor button and going to the

Presentation section. A replay of the webcast will also be available on the Web site beginning at 1 p.m. today.

In addition, persons interested in listening to the conference call by telephone may dial in at 800-762-8774 within the United States or 480-629-9562 for international callers. Participants should call in no later than 10:45 a.m. (EDT) and ask to be connected to International Paper’s Transformation Plan conference call. There will be a four-week replay of the call. For calls placed within the United States, please call 800-406-7325; for international callers, the number is 303-590-3030. Access code for the replay is 3347148.

ABOUT THE BUSINESSES TO BE EVALUATED:

Carter Holt Harvey is Australasia’s largest forest products company, with significant interests in wood products, pulp, paper and packaging, supported by forests.

IP’s Coated and SC Papers business serves customers in the catalog, magazine and retail insert markets. It has a combined annual capacity of approximately 2.2 million tons, and had 2004 sales of approximately $1.6 billion. Mills are at Bucksport and Androscoggin (Jay), Maine; Quinnesec, Mich.; Sartell, Minn.; and in Brazil at Arapoti, Parana (the Inpacel mill). The business employs approximately 3,000 people in the United States and 725 in Brazil. Also included in the evaluation of the coated papers business are the sawmill and approximately 123,550 acres of pine forestlands in Parana that are integrated with the Inpacel coated groundwood mill.

Beverage Packaging provides packaging systems serving the juice, dairy and specialty markets. Beverage Packaging provides integrated packaging systems from packaging material and pouring spouts to state-of-the-art filling machines. With approximately $600 million in 2004 sales, the business has manufacturing sites in the United States at Turlock, Calif.; Plant City, Fla.; Cedar Rapids, Iowa; Framingham, Mass.; Kalamazoo, Mich.; Raleigh, N.C. Internationally, the business owns plants or has an interest in sites in Canada, China, Latin America, South America, Israel, Japan, Korea, Taiwan and Saudi Arabia. The business employs approximately 1,700 people worldwide. The related assets to be evaluated with the Beverage Packaging Business include the Pine Bluff, Ark., mill which manufactures 460,000 tons per year of packaging board for juice and milk cartons and employs 1,200 people.

Kraft Papers from Roanoke Rapids are used in industrial and consumer bags and sacks, dunnage, roll wrap and many other specialty paper grades. The Kraft Papers Business at Roanoke Rapids, N.C., has an annual production capacity of 400,000 tons and employs 480 people.

Arizona Chemical is a global leader in pine-based chemicals, with 2004 sales of approximately $670 million. The business is headquartered in Jacksonville, Fla., and supplies high-value pine chemicals to the adhesives, inks and coatings, and oleochemicals markets. Manufacturing locations are in Panama City, Pensacola and Port St. Joe, Fla.; Savannah and Valdosta, Ga.; Dover, Ohio; Bedlington and Chester-le-Street, England; Greaker, Norway; Niort, France; Oulu, Finland; and Sandarne, Sweden. Arizona Chemical also has research and development capabilities in Savannah and Almere, the Netherlands. The business employs approximately 1,400 people.

IP’s 6.8 million acres of U.S. forestlands are certified to the Sustainable Forestry Initiative and are located at Alabama, Arkansas, Louisiana, Mississippi, Texas, Tennessee, New York, Michigan, Minnesota, Wisconsin, Florida, Georgia, North Carolina, South Carolina and Virginia. The Forest Resources business includes U.S. nurseries and orchards, which produce hardwood and pine tree seedlings, and mineral rights in various states throughout the country. The business employs more than 1,200 people. The company’s U.S. forestlands revenue in 2004 was $900 million, which includes harvest and land sales.

In Brazil, the company plans to retain 1.2 million acres of forestlands after the sale of the Inpacel-related forests, and it will also retain harvesting rights on the 850,000 acres it currently holds in Russia.

The Wood Products business produces lumber, plywood, utility poles and engineered wood products used for residential and commercial construction throughout North America. The 2004 sales from the business were approximately $1.5 billion. The business employs more than 5,500 employees at manufacturing sites in Alabama, Arkansas, Florida, Georgia, Louisiana, Missouri, Mississippi, North Carolina, South Carolina, Texas and Virginia.

International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative (SFI) program, a system that ensures the perpetual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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Statements in this press release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to the strength of demand for the company’s products and changes in overall demand, the effects of competition from foreign and domestic producers, the level of housing starts, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company’s manufacturing operations, results of legal proceedings, changes related to international economic conditions, changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro, economic conditions in developing countries, specifically Brazil and Russia, the current military action in Iraq and the war on terrorism. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

Media Contacts:	Jennifer Boardman or Amy Sawyer at (203) 541-8500

Investor Contacts:	Darial Sneed, (203) 541-8541
Brian Turcotte, (203) 541-8632